EXHIBIT 10.1


                    EMPLOYMENT (CHANGE OF CONTROL) AGREEMENT


         This Employment (Change of Control) Agreement (the "Agreement") is made and entered into effective as of May 21, 1999 (the "Effective Date"), by and between ___________________ (the "Employee") and Research, Incorporated (the "Company").

RECITAL

         The purpose of this Agreement is to assure the continued employment and to motivate employees to maximize the value of the Company in the event of the possibility or occurrence of a Change of Control (as defined below) of the Company for the best interests of the Company and its stockholders.

1.       Definitions

         For purposes of this Agreement, the following definitions shall apply:

         (a) "Change of Control Payment" shall mean a lump sum payment equal to ____ months of the Employee's annual base salary (excluding bonuses and non-wage benefits), less necessary taxes and withholding, in effect immediately preceding the Closing Date.

         (b) "Cause" with respect to termination shall mean:

                  (i)      Conviction of a crime involving moral turpitude;

                  (ii) Employee's malfeasance in connection with his employment or neglect of his duties after written notification thereof by the Company or its successor, which notice shall specify the alleged instances of neglect of his duty, and shall provide Employee with 30 days in which to remedy such neglect, if it is subject to being remedied;

                  (iii)    Employee's material breach of this Agreement; or

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                  (iv)     Employee's personally engaging in knowing and
                           intentional illegal conduct which is seriously injurious to the Company or its affiliates.

         (c) "Change of Control" shall mean (i) a corporate reorganization of the Company which results in the stockholders of the Company immediately prior to such reorganization owning less than 50% of the combined voting power of the capital stock of the surviving company immediately following such reorganization; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the sale of substantially all of the assets of a business unit if Employee is the manager of that business unit immediately prior to such sale.

         (d) "Closing Date" means that date upon which a Change of Control is consummated.

2.       Payment of Change of Control Payment; Effect of Termination of
         Employment.

         (a) Triggering Event. On the Closing Date, as long as the Employee has maintained continuous employment with the Company or its successor from the date hereof through the Closing Date, Employee shall be entitled to receive the Change of Control Payment. The Company or its successor shall pay such Change of Control Payment to the Employee not later than five (5) business days after the Closing Date.

         (b) No Change of Control Payment. No Change of Control Payment shall be payable to Employee if Employee's employment is terminated for Cause prior to the Closing Date or if Employee is not in active employment status for any reason prior to the Closing Date.

         (c) Employment. For purposes of this Agreement, Employee shall be deemed to be in active employment status and to have maintained continuous employment as required in this Agreement if Employee is on an approved medical leave of absence during the relevant period.

3.       At-Will Employment.

         This Agreement does not guarantee or imply any right to continued employment for any period whatsoever. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law.

4.       Duration.

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         This Agreement shall terminate, unless extended for an additional period by resolution adopted by the Board of Directors, upon the earlier of (1) the date that all obligations of the parties hereunder have been satisfied; or
(2) on June 30, 2000.

5.       Confidential Information.

Employee acknowledges that the Company's Confidential Information is a valuable, special and unique asset of the Company's business. The Company's Confidential Information includes, but is not limited to, its trade secrets, records, data, specifications, developments, secret inventions, research activity, processes, designs, sketches, drawings, bills of material, supplier lists, manufacturing processes, methods and equipment, customer and prospective customer and vendor lists and information, short term and long range plans, all financial information, including sales, specific customer account sales, gross margin information, operating expense and information, competitive strategies and pricing information, procurement resources, information concerning the Company's business of or its manner of operation, personnel information, sales and marketing strategies and information, and any other confidential or technical information which Employee may obtain during his employment with the Company. Confidential Information shall mean information not generally known in the business community that has been disclosed to Employee and is known to Employee as a consequence of his employment by the Company. Employee will not, either directly or indirectly, during the term of his employment with the Company and thereafter, disclose any such information to any person, firm, corporation, association or other entity for any reason or purposes whatsoever. Employee further agrees to deliver to the Company at the termination of his employment all memoranda, notes, plans, records, reports, other documentation and software, and all copies of the foregoing and any other Company property relating to the Company's business which he may then possess or have under his control.

6.       Miscellaneous Provisions.

         (a) Other Benefits. Neither the provisions of this Agreement nor the payment provided for shall reduce any amounts otherwise payable, or in any way diminish Employee's rights as an employee of the Company under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement.

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         (b) Entire Agreement. No agreements, representations or understandings
(whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

         (c) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

         (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duty authorized officer, as of the day and year first above written.

                                       RESEARCH, INCORPORATED

                                       By
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                                       Its
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                                             Employee